EX-99.CODE ETH

PNC FUNDS

CODE OF ETHICS FOR COVERED OFFICERS

I.	Covered Officers/Purpose of the Code

PNC Funds’ code of ethics for covered officers (“Code”) for the investment companies within the complex (collectively the portfolios of the “Funds,”) applies to each of the following Funds’ Officers: Chief Executive Officer, Chief Compliance Officer, Vice President, Secretary and Chief Financial Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflict of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of
Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’, the investment adviser’s17, and the administrator’s18 compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between (i) the Funds and the investment adviser of which the Chief Executive Officer is affiliated, and (ii) the Funds and the administrator of which the Chief Financial Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the investment adviser or administrator, or any of them), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser, administrator and/or the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds, its investment adviser and/or its administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and, if applicable, the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Each Covered Officer must:

•

not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds;

•

not use material nonpublic knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

17 The term investment adviser when used in this Code refers to PNC Capital Advisors, LLC and/or any other investment adviser or subadviser for the Funds, as the context may require, and any affiliate of PNC Capital Advisors, LLC.

18 The term administrator refers to PNC Capital Advisors, LLC. Currently, the Fund’s Chief Financial Officer is an employee of PNC Capital Advisors, LLC.

There are some conflict of interest situations that may be discussed with the Fund’s legal counsel if material. Examples of these include:

•	service as a director on the board on any private company;

•	the receipt of any gifts in excess of $250.00, in connection with the management, operations, sale or distribution of a Fund;

•

the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question or impropriety;

•

any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds;

•

each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Fund’s trustees and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the investment adviser and administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds files with, or submits to, the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•

upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing (in the form attached as Exhibit B) to PNC Funds’ Board of Trustees (the “Board”) that they have received, read, and understands the Code;

•	annually thereafter affirm in writing (in the form attached as Exhibit C) to the Board that they have complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer promptly if they are aware of any violations of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situations. However, any approvals or waivers sought by a Covered Officer will be considered by the Board.

The Funds will follow these procedures in investigating and enforcing this Code:

•	The Compliance Officer will take all appropriate action to investigate any potential violations reported to him/her;

•	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Board;

•

the Board will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or the administrator or either of their boards; or a recommendation to dismiss the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of The Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Fund’s adviser, administrator, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds and the investment advisers and principal underwriter’s codes of ethics under Rule 17j-1 under the 1940 Act and the investment adviser’s or administrator’s more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent Trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

VIII.	Internal Use

The Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Exhibit A

Covered Officers of this Code of Ethics:

Jennifer E. Spratley	President (Chief Executive Officer)

Michael J. Nanosky	Chief Compliance Officer

John F. Kernan	Vice President

Michele R. Nahrstedt	Chief Financial Officer

Ryan J. Frampton	Secretary

Exhibit B

PNC Funds

(the “Funds”)

INITIAL CERTIFICATE

Pursuant to the requirements of the Fund’s Code of Ethics for Covered Officers, the undersigned hereby certifies as follows:

1.	I have received the Fund’s Code of Ethics for Covered Officers.

2.	I have read the Fund’s Code of Ethics for Covered Officers.

3.	I understand the Fund’s Code of Ethics for Covered Officers and acknowledge that I am subject to it.

Date:

Print Name

Signature

Exhibit C

PNC Funds

(the “Funds”)

ANNUAL CERTIFICATE

Pursuant to the requirements of the Fund’s Code of Ethics for Covered Officers, the undersigned hereby certifies as follows:

1.	I have received the Fund’s Code of Ethics for Covered Officers.

2.	I have read the Fund’s Code of Ethics for Covered Officers.

3.	I understand the Fund’s Code of Ethics for Covered Officers and acknowledge that I am subject to it.

4.

Since the date of the last Annual Certificate (or Initial Certificate) given pursuant to the Fund’s Code of Ethics for Covered Officers, I have complied with the requirements of the Fund’s Code of Ethics for Covered Officers.

Date:

Print Name

Signature